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                                                                   EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 21st day of June, 2004, by and between Terayon Communications Systems, Inc., a Delaware corporation (the "Company"), and Selim Rakib (the "Executive");

                                WITNESSETH THAT:

      WHEREAS, Executive is currently employed as the Company's President and Chief Technology Officer, and also currently serves as Chairman of the Company's Board of Directors;

      WHEREAS, Executive has decided to resign from his position as the Chairman of the Company's Board of Directors;

      WHEREAS, the Company's Board of Directors (the "Board") desires for Executive to remain a Director of the Company and further desires for Executive to continue his employment as the Company's President and Chief Technology Officer, subject to the terms and conditions of this Agreement;

      WHEREAS, the Executive has a Severance Agreement with the Company dated January 14, 2003 (the "Change in Control Agreement") and whereas Executive had an Employment Agreement with the Company dated approximately February, 1993, which expired on February __, 2000;

      WHEREAS, the Board desires to induce the Executive to enter into a covenant against competition and certain other restrictive covenants intended to protect the trade secrets and goodwill of the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

      1. Resignation as Chairman of the Board. Executive hereby resigns from his current position as the Company's Chairman of the Board, which resignation shall become effective without further action from Executive or the Board as of the date that Dr. Zaki Rakib resigns as the Company's CEO, and Executive shall continue to chair all Board and shareholder meetings until such time that his resignation as Chairman becomes effective. Thereafter, Executive shall continue to serve as a Director of the Company until such time that he resigns, his successor is appointed, or he is removed as a Director, in accordance with the Company's bylaws and/or applicable law. Following the Employment Continuation Period (defined in Section 4(b) below) and so long as he is a non-employee Director of the Company, Executive shall be eligible for compensation and future stock options, in accordance with the terms and conditions of the Company's 1998 Non-Employee Directors' Plan.

      2. Employment as President and Chief Technology Officer. Company shall continue to employ Executive as its President and Chief Technology Officer ("CTO") subject to the terms and conditions set forth herein. Executive shall devote his full time and attention and his best efforts to the performance of the duties customarily incident to such positions, subject to direction by the Board, and to such other duties as may be reasonably requested by the Board. For Executive's performance of his obligations and duties as President and CTO, the Company will pay Executive a base salary, as determined by the Board and in accordance with the Company's normal payroll cycle, and will provide Executive with employee benefits under the Company's group health and welfare benefit plans generally provided to other senior executives. The Company shall reimburse Executive for all reasonable and necessary travel and other expenses that he may incur in connection with his performance of his duties hereunder, in accordance with the Company's normal timetable and policies for expense reimbursements.

      3. Duration. Employee's employment with the Company and/or his tenure as President and CTO shall be on an at-will basis, and may be terminated by either the Company or Executive at any time, with or without notice and with or without cause, subject to the provisions of Section 4(c) below.

      4. Compensation and Benefits Following Termination as President and CTO. In the event that Executive voluntarily resigns from his positions as President and CTO or is involuntarily terminated from those positions by the Company for its convenience and without cause (as defined in Section 4(c) below), the Company shall provide Executive with the following compensation and benefits described in Sections 4(a)-(b) below in consideration for and subject to his having complied with the terms and conditions hereof and his continued adherence to the covenants set forth in this Agreement, and subject to Executive having first signed the Release attached hereto as Exhibit A following the date of his resignation or termination from those positions (the "Transition Date") and having not revoked his release of ADEA claims under that Release:

            (a) Company shall pay Executive a lump sum severance payment (the "Severance Payment"), the gross amount of which will be equal to One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00), consisting of (i) two (2) years' pay at his 2003 base salary ($450,000 per year), plus (ii) an amount equal to two times Executive's target annual bonus for 2003 ($225,000). The Severance Payment described in this paragraph shall be subject to required taxes and withholdings, and shall be paid to Executive in a lump sum within ten (10) business days after Executive signs the Release attached hereto as Exhibit A, provided that Executive does not revoke his release of ADEA claims under that Release.

            (b) The Company shall continue to employ Executive for a period of one year following the Transition Date (the "Employment Continuation Period") and during the Employment Continuation Period Executive may not perform any function or role for and on behalf of the Company unless the extent, scope and manner to or in which such performance, function or role shall be determined by and at the discretion of the Board of the Company. During the Employment Continuation Period, Executive shall receive the following benefits, in addition to the Severance Payment described in Section 4(a) above (the "Severance Benefits"):

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(i) Executive's outstanding stock options shall continue to vest, in accordance with the terms of the applicable stock option agreement(s) and plan(s) for each such option, and (ii) the Company will continue to provide Executive with the same employee benefits for which he was enrolled immediately prior to the Transition Date under the Company's group health, disability, life insurance and other welfare benefit plans, subject to the terms and conditions of those plans, and will continue to pay for Executive's participation in those plans to the same extent as it did immediately prior to the Transition Date; provided, however, in the event any of the group health and welfare plans in which Executive is currently enrolled do not permit his continued participation as provided herein, the Company will provide him with substantially comparable benefits through alternative means. Executive will not accrue any right to other compensation or benefits including salary, vacation, PTO, sick leave or other paid time off during the Employment Continuation Period. Executive's employment with the Company shall terminate at the conclusion of the Employment Continuation Period (the "Termination Date"), and all benefits and perquisites of employment, including but not limited to any employee benefits and the vesting of any stock options (except to the extent otherwise provided in the terms of such options), shall cease as of the Termination Date and the Company shall have no further obligations to provide Executive with any compensation or benefits under this Agreement and/or the Change in Control Agreement, except as otherwise provided in Section 1 above. Following the Termination Date, Executive may exercise any vested stock options in accordance with the terms and conditions of the applicable stock option plan(s) and agreement(s) for each such option.(1) Executive acknowledges and agrees that the Severance Payment and Severance Benefits to be provided to him under this Section 4 constitute reasonable and adequate consideration for his covenants and obligations under this Agreement, as well as any tasks or duties that he may be asked to perform during the Employment Continuation Period.

            (c) During the Employment Continuation Period, the Company shall not terminate Executive's employment prior to the Termination Date specified above unless it has "Cause" to do so, which shall exist only if Executive: (i) commits a crime against the Company, commits a felony involving fraud or dishonesty, or is convicted of a crime of moral turpitude, (ii) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, as determined by the Board, or
(iii) revokes any of the Release attached hereto as Exhibit A or fails to comply in any material respect with the terms and conditions of this Agreement or the PIIAA (as hereafter defined); provided that Executive has been provided with written notice of any alleged failure to comply and been provided a period of thirty days to cure any such non-compliance. If the Company terminates Executive's employment for "Cause" under this Section 4(c) before the conclusion of the Employment Continuation Period, Executive's Termination Date shall be the date his employment is terminated for "Cause" and the Company shall have no further obligations to Executive under this Agreement thereafter. An involuntary termination by the Company for its convenience (as described in this Section 4 above) shall not include an involuntary termination for "Cause" as defined in this Section 4(c).

-----------
(1) Executive and the Company acknowledge that Executive's continued service on the Board of Director's as a Non-Employee director constitutes Continuous Status with the Company as such term is defined in the Terayon Communication Systems, Inc. 1997 Equity Incentive Plan.

      5.    Assignment of Executive Inventions; Release.

            (a) Proprietary Information and Invention Assignment Agreement; Release. In consideration for Company's continued employment of Executive following the effective date of this Agreement and until the Termination Date, Executive has contemporaneously executed the Company's Proprietary Information and Invention Assignment Agreement (the "PIIAA"), a signed copy of which is attached hereto as Exhibit B. Executive hereby agrees that he shall sign the Release attached hereto as Exhibit A following the Transition Date and that if he does not so sign or shall revoke his release of ADEA or other claims thereunder at any time he shall not be entitled in any way whatsoever to any of the compensation or benefits set forth in Section 4(a) or (b) above.

            (b) Assignment of Prior Inventions. In consideration for the Severance Payment and other benefits to be provided to him under Section 4(a) above, Executive hereby assigns, and agrees to assign, to the Company all of Executive's right, title and interest in and to (i) any ideas, inventions, compositions of matter, original works of authorship, developments, improvements or trade secrets that Executive solely or jointly conceived or reduced to practice at any time prior to the effective date of this Agreement (whether prior to or during Executive's employment with Company), and (ii) any patents, copyrights, trade secrets, or other proprietary rights; provided that the foregoing assignment shall apply only to those items set forth in subsections
(i) and (ii) above that relate to Company's past, present or anticipated products, technology or business, and that are not otherwise assigned to Company pursuant to the PIIAA or any other agreements that may exist between Company and Executive ("Other Existing Agreements"). Executive acknowledges and agrees that Executive's obligations under Section 2(d) of the PIIAA ("Obtaining Letters Patent, Copyright Registrations and Other Protections") shall apply, without limitation, to any rights assigned (or required to be assigned) to Company pursuant to this Section 5(b). In the event of any conflict between this Section 5(b) and either the PIIAA or any Other Existing Agreement, this Section 5(b) will control.

      6. Non-competition and Non-solicitation. Executive acknowledges and agrees that he is a key employee who has unique knowledge and experience regarding Company's trade secret, confidential, and proprietary information, and further acknowledges that the restrictions set forth in this Section 6 are reasonable and necessary to preserve and protect the Company's trade secret, confidential, and proprietary information and to preserve and protect the goodwill and continuity of the Company's business. Executive further acknowledges that his agreement and adherence to the restrictions set forth in this Section 6 are material terms and conditions of this Agreement and his receipt of the compensation and benefits described in Section 4 above. Accordingly, so long as Executive is an employee or Director of the Company and for a period of one (1) year following the later of (y) the date which Executive ceases to be an employee the Company for any reason, or (z) the date which Executive ceases to be a Director of the Company for any reason, Executive agrees that he will not, either directly or indirectly:

            (a) Engage in any business activity (whether as an employee, consultant, proprietor, partner, director or otherwise) that is competitive, in whole or in part, with the Company (or with any "Affiliated Company" (defined to mean any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company)), including but not limited to developing, selling, marketing, manufacturing, licensing, or distributing products or services that are competitive with the products and services being developed, sold, marketed, manufactured, licensed, or distributed by the Company;

            (b) Have any ownership interest in, or participate in the financing, operation, management, or control of, any person, firm, corporation or business whose products, activities, or services compete in whole or in part with those of the Company (or of any Affiliated Company), provided, however, that nothing contained in this Section 6(b) shall be construed to prohibit Executive from purchasing and owning (directly or indirectly) up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this Section 6(b);

            (c) Divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of any past, present, or prospective customer, client, partner, vendor, supplier, licensee, or party who has been or will be evaluating or testing the Company's products and/or services, or the interference with or disruption of the Company's business relations with its past, present, or prospective customers, clients, partners, vendor, suppliers, licensees, evaluators or testers of its products and/or services; or

            (d) Solicit, hire, recruit, employ or retain any person or entity who is employed by or has a contractual or consulting relationship with the Company, or induce or encourage any person or entity who is employed by or has a contractual or consulting relationship with the Company to terminate their employment, contractual, or consulting relationship with the Company.

      7. Assignment; Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above. Nothing in this Agreement shall prevent the Company, its Board, and/or its shareholders from exercising their right and discretion, under the Company's bylaws and/or applicable law, to remove Executive from the Board and/or appoint his successor as a Director.

      8. Entire Agreement. The terms of this Agreement and the attached Exhibits are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement are expressly referred to in this Agreement as having continued effect. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior or contemporaneous agreements representations, or understandings between Executive and the Company, whether written or oral, including but not limited to Executive's Employment Agreement (which expired in February, 2000). Notwithstanding the foregoing, Executive's Change of Control Agreement shall remain in effect as amended herein so long as Executive remains employed by Company (including during the Employment Continuation Period) and as so amended the Severance Payment and Severance Benefits to be provided to Executive under this Agreement shall reduce the amount of any compensation and severance benefits that Executive may be entitled to receive under the Change of Control Agreement, as described more fully in Section 9 below.

      9. Amendment of Change of Control Agreement. Executive and Company hereby amend Section 3.1(d) of the Change of Control Agreement such that it reads as follows: "Notwithstanding the provisions of Section 3.2(a) and (b) below, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, provided, however, that the payments and benefits to be provided to Executive under Sections 3.1(i)-(v) above shall be offset and mitigated by the Severance Payment and Severance Benefits that Executive is to receive or has received under Section 4 of the Employment Agreement between him and the Company dated as of June 21, 2004."

      10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a Director of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      11. Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. If any court determines that any of the restrictions set forth in Section 6, or any parts thereof, are unenforceable because of the duration or geographic scope thereof, the parties agree that the duration or geographic scope of such restrictions, or any parts thereof, shall be the maximum duration or geographic scope, as the case may be, provided by law, of such restrictions, and, in such reduced form, such restrictions shall then be enforceable. It is the intention of the parties that the covenants contained in Section 6 shall be enforced to the greatest extent in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants.

      12.   Enforcement. Executive acknowledges that the provisions contained in
Section 6 of this Agreement and the PIIAA are reasonable and necessary in order to protect the legitimate interests of the Company. Executive further acknowledges that any breach or threatened breach by Executive of those provisions would result in irreparable harm to the Company, and that the remedy at law for any breach or threatened breach of those provisions is and will be inadequate. Therefore, Executive acknowledges and agrees that in the event of a breach or threatened breach by Executive of Section 6 of this Agreement and/or the PIIAA, the Company shall be entitled to equitable remedies without the obligation to post bond or other security in seeking such relief, including, but not limited to, specific performance or temporary, preliminary or permanent injunctive relief restraining Executive from violating the provisions of Section 6 of this Agreement or the provisions of the PIIAA. Nothing contained in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

      13. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without regard to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement (a) expressly and irrevocably consents and submits to the jurisdiction of the state and federal courts located in County of Santa Clara, California in connection with any such legal proceeding, (b) agrees that each state and federal court located in the County of Santa Clara County, California shall be deemed to be a convenient forum; and (c) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

      14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and same document.

      15. Acknowledgment of Representation. Executive and the Company each acknowledges, consents and agrees (a) that Executive has consulted with Ropes & Gray, independent counsel of his own choice, concerning this Agreement and matters related hereto and has been advised to do so by the Company, (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment, (c) that Morrison & Foerster LLP's representation of the Company and the Board of Directors from time to time includes representation of Executive as a member of the Board of Directors or when he is a defendant in litigation against the Board and the Company, and (d) that

Morrison & Foerster LLP has advised solely the Company and the Board of Directors of the Company (of which Executive is a member) in connection with this Agreement and matters related hereto and has not represented Executive, nor rendered any legal, tax or other advice to Executive in connection with this Agreement or matters related hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:                                     TERAYON COMMUNICATION SYSTEMS,
                                               INC.:

By:/s/ Selim Rakib                             By: /s/ Mark Slaven
   ---------------------                           -----------------------------
       Selim Rakib                                     Mark Slaven

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

      In exchange for providing me with the severance benefits described in
Section 4 of my Employment Agreement with Terayon Communications Systems, Inc. (the "Company"), to which this form is attached, I, Selim Rakib, hereby furnish the Company with the following release and waiver ("Release"):

      I (on behalf of myself and my heirs, successors and assigns) hereby release, covenant not to sue, and forever discharge the Company, its subsidiaries, divisions, parent and/or affiliated corporations or entities, and each of their current and former directors, officers, shareholders, agents, employees, attorneys, heirs, assigns, predecessors and successors, (the "Released Parties"), of and from any and all claims, demands, actions and causes of action, liabilities, losses, costs, attorneys fees or expenses, known or unknown, suspected or unsuspected, that I now have, or may ever have against the Released Parties, or any of them, that arise out of, or are in any way related to: (1) my employment by the Company; (2) my resignation from my position as CEO and/or employment with the Company; and (3) any transactions, occurrences, acts or omissions by the Released Parties, or any of them, occurring prior to my execution of this Release. Without limiting the foregoing, I understand and agree that the foregoing release provisions waive and release claims alleging violations of any federal or state employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, as well as claims arising out of or related to any alleged violations of state and federal wage and hour laws, all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional distress, invasion of privacy, wrongful termination, or any other state or federal law, rule, or regulation, and any claims for attorneys' fees and costs.

      I understand and agree this Release specifically covers known and unknown claims, and hereby waive my rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this agreement.
Section 1542 of the California Civil Code states as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      I acknowledge that I am also waiving and releasing any rights I may have under the Age Discrimination in Employment Act (the "ADEA"), that this waiver and release is knowing and voluntary. I also acknowledge by this writing that:
(a) I am waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which I otherwise am entitled; (b) I have been given an opportunity to consider fully the terms of this Release for twenty-one (21) days, although I am not required to wait twenty-one (21) days before signing this Release; (c) I have been advised to consult with an attorney of my choosing before signing this Release; (d) I understand I have seven (7) days in which to revoke my release of ADEA claims within seven (7) days of signing this Release, provided, however, that my release and waiver of all other claims will become effective when I execute this Release, and provided further, that I shall not be entitled to the Severance Payment or Severance Benefits under Section 4 of the Employment Agreement if I revoke my release of ADEA claims under this Release.

      Notwithstanding the foregoing, it is agreed and understood that the above release shall not affect (i) any rights I may have to vested retirement benefits, (ii) any rights I may have to directors' and officers' and/or other forms of liability insurance, but only to the extent the Company provides them from time to time to other executive officers and directors of the Company, or indemnification from the Company in connection with my position as a director or an officer of the Company to the extent such rights are enforceable, provided however it is understood that this subclause (ii) shall not provide me with any rights that I do not already have on the date hereof, (iii) any rights I have to unemployment compensation, or workers' compensation benefits, or (iv) any rights to the enforcement of the terms of the Transition Agreement and my Change of Control Agreement dated as of January 14, 2004 (except to the extent such agreement is modified pursuant to Section 10 of the Transition Agreement).

      I understand and agree that I shall continue to be bound by my obligations under my Proprietary Information and Inventions Agreement with the Company and
Section 6 of my Employment Agreement, and that my receipt of the severance benefits under Section 4 of my Employment Agreement is contingent upon my fulfillment of and continued adherence to those obligations.

      Finally, I acknowledge that (a) I have read this Release or have been afforded every opportunity to do so, (b) I am fully aware of the its contents and legal effect, and (c) I have chosen to enter into it freely, without coercion and based upon my own judgment and not in reliance upon any promises made by the Company other than those contained therein.

Date:  June 21, 2004                                        /s/ Selim Rakib
                                                            --------------------
                                                                Selim Rakib

                                    EXHIBIT B

          [PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT]

                       Terayon Communication Systems, Inc.

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

      As an employee of Terayon Communication Systems, Inc., a Delaware corporation, and/or any of its subsidiaries or affiliates (together, the "Company"), and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1.    Maintaining Confidential Information.

      (a) Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge or data, proprietary materials, or other proprietary information of the Company. By way of illustration and not limitation, such proprietary materials and information shall include proprietary and/or confidential materials and information relating to software, test data, protocols, assay components, procedures and formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

      (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished documents or property belonging to my former or concurrent employers or companies unless consented to in writing by said employers or companies.

      (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use in only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party.)

2.    Assignment of Inventions and Original Works.

      (a) Inventions and Original Works Retained by Me. I have attached hereto as Exhibit A a complete list of all inventions, original works or authorship, developments, improvements, and trade secrets, relating in any way to the Company's present or anticipated business, that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of the Agreement. If disclosure of an item in Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such in Exhibit A but am to inform the Company that all items have not been listed for that reason. A space is provided on Exhibit A for such purposes. If no list is attached, I represent that there are no such items.

      (b) Inventions and Original Works Assigned to the Company. I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title and interest in and to any ideas, inventions, compositions of matter, original works of authorship, developments, improvements or trade secrets which I solely or jointly conceive or reduced to practice, during the period of my employment with the Company. I recognize that the Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

                  (1) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                              (a)   Relate at the time of conception or
                                    reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer;

                              (b)   Result from any work performed by the
                                    employee for the employer.

                  (2) To the extent a provision in an employment agreement proports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

      I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined by the United States Copyright Act (17 U.S.C., Section 101).

      (a) Inventions and Original Works Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever full title to same is required to be in the Untied States by a contract between the Company and the United States or any of its agencies.

      (d) Obtaining Letters Patent, Copyright Registrations and Other Protections. I will assist the Company in every proper way to obtain and enforce the United States and foreign proprietary rights relating to any and all inventions, original works or authorship, developments, improvements, or trade secrets of the Company in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. My obligation to assist the company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

            In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company and all claims of any nature whatsoever which I now or may hereafter have for infringement of any and all proprietary rights assigned to the Company.

            (e) Obligation to Keep the Company Informed. In addition to my obligations under paragraph 2(b) above, during the period of my employment and for one year after termination of my employment for any reason, I will promptly disclose to the Company fully and in writing all patent applications filed by me on my behalf. At the time of each such disclosure, I will advise the Company in writing of any inventions that I believe fully qualify for protection under
            Section 2870; and I will at that time provide the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to the Agreement relating to inventions that qualify for protection under Section 2870; will preserve the confidentiality of any invention that does not qualify for protection under Section 2870. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.    No Conflicting Employment: No Inducement of Other Employees.

                  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. For the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company, I will not induce any employee of the company to leave the employment of the company.

4.    No Conflicting Obligations.

                  I represent that my performance of all terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.    Return of Company Documents and Materials.

                  When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, software, test data, protocols, assay components, or other property, together with all copies, thereof (in whatever medium recorded belonging to the Company, its successors or assigns. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

I have been informed and acknowledge that the unauthorized taking of Company's trade secrets

      (I) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company's damages and attorney's fees; and

      (II) is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding a year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

6.    Notification of New Employer.

            In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

7.    Legal and Equitable Remedies.

            Because my services are personal and unique and because I may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of Agreement.

8.    General Provisions.

            (a) Not an Employment Contract. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the company's right to terminate my employment at any time, with or without cause.

            (b) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and constructed according to the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

            (c) Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

            (d) Severability. If one or more of the provisions in the Agreement are deemed unenforceable by law, such provisions shall be deemed severed from the Agreement and the remaining provisions will continue in full force and effect.

            (e) Successors and Assigns. This Agreement will be binding upon heirs, executors, administrators and other legal representatives and will not be for the benefit of the Company, its successors and its assigns.

            (f) Survival. The provisions of this Agreement shall survive the termination or my employment and the assignment of this Agreement by the company to any successor in interest or other assignee.

            (g) Waiver. No waiver by the company of any breach of this Agreement shall be a waiver of any proceeding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, which is

________________, _____.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:  June 21, 2004.                              /s/ /s/ Selim (Shlomo) Rakib
                                                    ----------------------------
                                                            Signature

ACCEPTED AND AGREED TO:                             /s/ Selim (Shlomo) Rakib
                                                    ----------------------------
                                                         Name of Employee

TERAYON COMMUNICATION SYSTEMS, INC.

                                                    ____________________________
By:  /s/ Mark Slaven                                         Address
-------------------------

                                    EXHIBIT A

Terayon Communication Systems, Inc.
4988 Great America Parkway
Santa Clara, CA 95054

Gentlemen:

      1. The following is a complete list of all inventions, original works of authorship, developments, improvements, and trade secrets, relating in any way to the present or anticipated business of Terayon Communication Systems, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

      -     No inventions or improvements.

      -     See below.

      - Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

      -     Additional sheets attached.

      2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

      -     No inventions or improvements.

      -     See below.

      -     Additional sheets attached.

      Date:  _______________, _____.                     Very truly yours,
                                                         _______________________
                                                         Employee